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                          [HOWARD & HOWARD LETTERHEAD]

                                                                     EXHIBIT 5.1

                                   May 10, 2002


Meadowbrook Insurance Group, Inc.
26600 Telegraph Road, Suite 300
Southfield, MI 48034


Ladies and Gentlemen:

         We have represented Meadowbrook Insurance Group, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-2, including Amendment No. 1 thereto (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 21,575,000 shares of the Common Stock of the Company (the "Common Stock").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of the Common Stock covered by the Registration Statement to be issued and sold by the Company have been duly authorized and, when issued and sold by the Company as described in the Registration Statement and in the manner set forth in the Underwriting Agreement referred to therein, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                      VERY TRULY YOURS,



                                      HOWARD & HOWARD ATTORNEYS, P.C.

                                      /S/HOWARD & HOWARD ATTORNEYS, P.C.